Exhibit 10.12.2
November 26, 2007
VIA HAND DELIVERY
Mr. James Strickler
301 East 79th Street –Apt. #3A
New York, NY 10021
          Re:      Retention Agreement
Dear Mr. Strickler:
          As you know, this year has been a very challenging one for our industry. We recognize that it may also, unfortunately, have had an unsettling effect on some of our key employees. We would like to offer you the retention agreement set forth below in an effort to reduce concerns that you might have about your immediate future, and to assure that you will be available to assist us during the next year, which we believe will be crucial to our future.
          For purposes of clarity and consistency, we refer to this retention agreement as the “Agreement.” We will refer to you as “you.” We will refer to Hanover Capital Mortgage Holdings, Inc., including any successor to that entity, as “Hanover” or the “Company.”
RETENTION AGREEMENT
     1. Term.
          The period from the date of this letter through and including August 29, 2008 is referred to herein as the “Term” of this Agreement. While employed during the Term, you agree to devote your full time and efforts to advancing the Company’s Interests, and to continue to serve in such capacity or capacities as may be determined by, or under the authority of, the Chief Executive Officer of the Company.
     2. Retention Bonus or Retention Option Grant.
          Subject to the terms and conditions of this Agreement, and as compensation for your obligations and covenants hereunder, you will be eligible for either, but not both, of the following choices:
          (a) Choice I: A retention payment in the gross amount of $25,000.00, which is referred to herein as the “Retention Bonus.” If all eligibility requirements are satisfied, the Retention Bonus (less applicable payroll taxes and deductions) will be paid to you no later than August 29, 2008. You understand and agree that, except as provided in Sections 3(a) and 3(b) below, in order to be entitled to the Retention Bonus payment, you must remain an active employee of the Company through August 29, 2008.
          (b) Choice II: A grant of 30,000 options of the Company’s stock, which will be made within 30 days of the first day of the Term, and which is referred to herein as the “Retention

Mr. James Strickler
November 26, 2007

Option Grant.” If all eligibility requirements are satisfied, the Retention Option Grant will vest in its entirety on August 29, 2008. You understand and agree that, except as provided in Sections 3(a) and 3(b) below, to be eligible for the vesting of the Retention Option Grant, you must remain an active employee of the Company through August 29, 2008. You also understand and agree that, except as expressly in Sections 3(a) and 3(b), you will forfeit any part of the Retention Option Grant that is not vested at the time your employment terminates.
     3. Employment At-Will.
          You understand and agree that this Agreement does not assure you of continued employment for any period of time or duration, and that the Company maintains the right, without prior notice, in its sole and absolute discretion, to terminate your employment at any time with or without cause for any reason or no reason. However, if your employment is terminated during the Term under the conditions specified below, you will be entitled to the benefits specified below.
          (a) Termination by the Company Without Cause.
               (i) The Company agrees that if it were to terminate your employment during the Term without Cause (as defined below): (A) within 60 days following your termination of employment, you would be entitled to receive a lump sum severance payment in the gross amount of $134,456.40 (representing six months of your current base salary) less applicable payroll taxes and deductions; and (B) within 60 days following your termination of employment, but no later than August 29, 2008, you would be entitled to receive, depending upon the Choice which you selected in Section 2 above, either the full amount of the Retention Bonus (less applicable payroll taxes and deductions) or 100% vesting of the Retention Option Grant.
               (ii) For purposes of this Agreement, Cause is defined as only: (A) your conviction of (or plea of nolo contendere to) a felony or any crime which involves moral turpitude, (B) the good faith determination by the Board of Directors of the Company that you have failed to perform a material amount of your duties (other than a failure to perform duties resulting from your incapacity due to physical or mental illness), which failure to perform duties shall not have been cured within thirty (30) days after your receipt of written notice thereof from the Board specifying with reasonable particularity such alleged failure; (C) any absence from the Company’s regular full-time employment in excess of three consecutive days that is not due to a vacation, participation in a permitted activity, bona fide illness, disability, death or other reason expressly authorized by the Board in advance; (D) any act or acts of personal dishonesty (including, without limitation, any insider trading or unauthorized trading in the Company’s securities); (E) the violation of your fiduciary duties to the Company, or the violation of any law, statute or regulation relating to the operation of the Company’s business; (F) misconduct that impairs your ability effectively to perform the duties or responsibilities of your position; or (G) your declining an offer of continued employment in a position: (1) with similar duties and responsibilities, (2) with any entity controlled by any of the present or future owner(s) of the Company or any of the Company’s assets, (3) at the same or higher base salary, and (4) which would not involve a relocation of your worksite to a location more than 50 miles from its current location.

Mr. James Strickler
November 26, 2007

          (b) Termination by You Following Change in Control.
               (i) If you were to experience a Significant Adverse Action (as hereinafter defined) at any time within 90 days following a Change of Control (as hereinafter defined), and you were to notify the Company in writing within 30 days of the date on which the Significant Adverse Action first occurred, and the Company failed to cure the Significant Adverse Action within 30 days of receipt of such notice, then you would be permitted to terminate your employment on or within 15 days after the 30th day of the Company’s failure to cure the Significant Adverse Action of which you gave such written notice. In such case: (A) within 60 days following your termination of employment, you would be entitled to receive a lump sum severance payment in the gross amount of $134,456.40 representing six months of your current base salary) less applicable payroll taxes and deductions; and (B) within 60 days following your termination of employment, but no later than August 29, 2008, you would be entitled to receive, depending upon the Choice which you selected in Section 2 above, either the full amount of the Retention Bonus (less applicable payroll taxes and deductions) or 100% vesting of the Retention Option Grant.
               (ii) For purposes of this Agreement, a “Change of Control” shall mean and include any of the following:
                    (A) a merger or consolidation of the Company with or into any other corporation or other business entity (except one in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding securities having the right to vote in an election of the Board of Directors (“Voting Stock”) of the surviving corporation);
                    (B) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets except in a transaction where you, your Affiliate, or an Affiliate of the Company is the transferee. For purposes of this Agreement, an “Affiliate” shall mean: with respect to you, any other person that directly or indirectly controls, or is controlled by, or is under common control with you; and with respect to the Company, any other corporation or business entity that directly or indirectly controls, or is controlled by, or is under common control with, the Company;
                    (C) the acquisition by any person or any group of persons (other than the Company, any of its direct or indirect subsidiaries, or any director, trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares of the Company’s Voting Stock as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the Voting Stock of the Company other than as a result of an acquisition of securities directly from the Company, or solely as a result of an acquisition of securities by the Company which by reducing the number of shares of the Voting Stock outstanding increases the proportionate voting power represented by the Voting Stock owned by any such person to 50% or more of the combined voting power of such Voting Stock; and

Mr. James Strickler
November 26, 2007

                    (D) a change in the composition of the Company’s Board of Directors following a tender offer or proxy contest as a result of which persons who immediately prior to such tender offer or proxy contest, constituted the Company’s Board of Directors, shall cease to constitute at least a majority of the members of the Board of Directors (other than by their voluntary resignations), but only in the event that the persons elected to the Board were not supported by you as a director or shareholder.
               (iii) For purposes of this Agreement, a “Significant Adverse Action” shall mean and include only any of the following: (A) a material and substantial reduction in the Employee’s duties and responsibilities; (B) a material reduction in your base salary; or (C) a relocation of your worksite to a location more than 50 miles from that immediately before the Change in Control.
     4. Further Conditions of Severance.
          You understand that the severance benefits provided in Section 3 above would replace, and not supplement, any severance benefits to which you would otherwise be entitled under any plan or policy providing such benefits to Company employees. Your receipt of any severance benefits under this Agreement shall also be conditioned upon all of the following, and any such benefits shall be forfeited if such conditions are not met within 60 days of your termination of employment.
          (a) You must tender a resignation for all positions you held as a member of the Board of Directors of the Company or of the Board of Directors of any affiliated company;
          (b) You must be in compliance with all of the material terms of any written employment agreement between you and the Company; and
          (c) You must execute, after the date of your termination from employment and within 21 days of its first presentation to you by the Company, a confidential separation agreement and general release of claims in form and substance acceptable to the Company and it must thereafter become effective in accordance with its terms; provided, however, that this condition (c) shall not apply unless such separation agreement and general release has been provided to you by the Company within 30 days of your termination from employment.
     5. Successors and Assigns.
          This Agreement shall inure to the benefit of, and be binding upon, the Company and any corporation with which the Company merges or consolidates or to which the Company sells all or substantially all of its assets, and upon you and your executors, administrators, heirs, and legal representatives. You may not assign this Agreement, nor may you assign, pledge, hypothecate, transfer, give as collateral or encumber any rights to payments hereunder, and any attempt to do so shall be wholly void.

Mr. James Strickler
November 26, 2007

     6. Governing Law and Venue.
          This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey, without reference to the conflict of law principles thereof. To the extent that either party is permitted to file any action in a Court that involves any aspect of this Agreement, the parties agree that such action must be brought in either federal court in the State of New Jersey or in the Superior Court of New Jersey, Middlesex County, and the parties irrevocably consent to jurisdiction and venue in such courts.
     7. Miscellaneous.
          Except as required by applicable law, you agree to keep this Agreement confidential. You also agree this Agreement contains the entire understanding between you and the Company concerning the Retention Bonus, the Retention Option Grant, and Severance, and supersedes all prior agreements or understandings concerning the matters covered herein. This Agreement does not supersede any agreements or understandings concerning matters other than those identified in the immediately preceding sentence. Any changes or modification in this Agreement must be in writing and be signed by both you, and on behalf of an authorized representative of the Company, to be effective.
          Payment of the Retention Bonus and Severance under the terms set forth herein is not, and shall not be considered, as an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Mr. James Strickler
November 26, 2007

Again, on behalf of the Company, we appreciate your services and look forward to your continued good works and accomplishments. If this Agreement is acceptable to you, please designate which of the two Choices you have chosen, and sign and date a copy of this letter where indicated below, and return a signed copy within 10 business days of the date of this letter to Ms. Caryl O’Dowd, Vice President Human Resources, Hanover Capital Mortgage Holdings, Inc., 200 Metroplex Drive, Suite 100, Edison, NJ 08817.
Sincerely yours,
/s/ John Burchett

John Burchett
Chief Executive Officer
Hanover Capital Mortgage Holdings, Inc.
TO ACCEPT THIS RETENTION AGREEMENT, YOU MUST: 1) DESIGNATE WHICH OF THE TWO CHOICES YOU ARE ACCEPTING; 2) SIGN AND DATE THE AGREEMENT; AND 3) RETURN THIS DOCUMENT AS PROVIDED ABOVE.
RETENTION CHOICE SELECTED (check one)      Choice I ___      Choice II   X
Employee Signature /s/ James Strickler
Agreed and Accepted on      11/27/07      (Date)